VILLAGE SUPER MARKET, INC.
                         EXECUTIVE OFFICES
                        733 Mountain Avenue
                    Springfield, New Jersey 07081
                      Phone:  (973) 467-2200
                       Fax:  (973) 467-6582



                     VILLAGE SUPER MARKET, INC.
                    DECLARES INCREASED DIVIDEND


Contact:    Kevin Begley, CFO
            (973) 467-2200, Ext. 220
            Kevin.Begley@wakefern.com


     Springfield, New Jersey - September 8, 2006 - The Board of Directors of Village Super Market, Inc. (NSD-VLGEA) declared a quarterly cash dividend of $.28 per Class A common share and $.182 per Class B common share. These dividends represent a 12% increase from the prior dividend. The dividends will be payable on October 26, 2006 to shareholders of record at the close of business on September 29, 2006.

     Village Super Market operates a chain of 23 supermarkets under the ShopRite name in New Jersey and eastern Pennsylvania.